UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 29, 2016

Spiral Energy Tech, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada	27-1085858
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5510 Merrick Road, Massapequa, NY 11758
(Address of principal executive offices)

(516) 659-7558
(Issuer’s telephone number)

_____________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   [   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   [   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   [   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   [   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 29, 2016, Ezra Green resigned as our CEO and member of our board of directors.  There was no known disagreement with Mr. Green on any matter relating to our operations, policies or practices.

Concurrently with the resignation of Ezra Green, our board of directors appointed Elliot Maza to serve as our new Chief Executive Officer and as a member of our Board of Directors.  In addition, Mr. Maza will continue to serve as our Chief Financial Officer.

Elliot Maza, JD, CPA, has served as our Consulting Chief Financial Officer since August 5, 2015. Currently, Mr. Maza serves as Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer of Intellect Neurosciences, Inc. a biotechnology company focused on developing therapeutics for neurological diseases. He has been employed in various management positions at Intellect Neurosciences, Inc. since May 2006. Mr. Maza was the Chief Executive Officer and CFO of Biozone Pharmaceuticals, Inc. from August 2011 until January 2014. From December 2003 to May 2006 Mr. Maza was Chief Financial Officer of Emisphere Technologies, Inc., a publicly held biopharmaceutical company specializing in oral drug delivery. He was a partner at Ernst and Young LLP from March 1999 to December 2003 and served as a Vice President at Goldman Sachs, Inc., JP Morgan Securities, Inc. and Bankers Trust Securities, Inc. at various times during March 1991 to March 1999. Mr. Maza was an investment banking associate at Goldman Sachs, Inc. from April 1989 to March 1991. Mr. Maza practiced law at Sullivan and Cromwell in New York from September 1985 to April 1989.

Mr. Maza has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.  At this time, we do not have a written employment agreement or other formal compensation agreement with Mr. Maza.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spiral Energy Tech, Inc.

/s/ Elliot Maza
Elliot Maza
Chief Executive Officer